Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 22, 2011 on the financial statements of Olie, Inc. as of September 30, 2011, and the related statements of operations, stockholders' equity and cash flows for the period ended September 30, 2011 and from December 10, 2010 (inception) to September 30, 2011, included herein on the registration statement of Olie, Inc. on Form S-1 (amendment No. 1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
January 9, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants